Scudder, Stevens & Clark, Inc.
                                                  Two International Place
                                                  Boston, MA  02110

August 21, 1997

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

RE: Scudder Global Fund (the "Fund"), a series of Scudder Global Fund, Inc. (Reg. No. 33-5724) (811-4670) Post Effective Amendment No. 29 to Registration Statement on Form N-1A

Ladies and Gentlemen:

         We are filing today through the EDGAR system on behalf of the Fund, Post-Effective Amendment No. 29 to the Fund's Registration Statement on Form N-1A (the "Amendment"). The Amendment has been electronically coded to show changes from the Prospectus and Statement of Additional Information dated November 1, 1996, filed with the Commission on November 1, 1996. The Amendment is filed pursuant to Rule 485(a) under the Securities Act of 1933 and Rule 8b-16 under the Investment Company Act of 1940 for review and comment by the staff of the Commission. We are requesting selective review of only the portions of the Registration Statement which have been so coded. The Amendment is expected to become effective on November 1, 1997.

         The principal change reflected in the Amendment is the addition of securities lending to the Fund's investment policies. The Amendment also includes updated financial statements and updated standard Scudder disclosure. Any comments or questions on this filing may be directed to the undersigned at
(617) 295-2560.

                                                     Very truly yours,

                                                     /s/ Lauren L. Giudice
                                                     Lauren L. Giudice
                                                     SEC Registraton Manager

cc:  Allison First